UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

RURBAN FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

As a result of the $609,000 pre-tax, non-cash write-down of assets described in Item 2.06 below, Rurban Financial Corp. (“Rurban”) will report net income of $1.7 million, or $0.34 per diluted share, for the year ended December 31, 2011, a reduction of $0.4 million and $0.08 per diluted share, respectively, from the previously-reported net income of $2.1 million, or $0.42 per diluted share, as filed in its Current Report on Form 8-K as of February 2, 2012. For the fourth quarter ended December 31, 2011, Rurban will report revised net income of $274,000, or $0.06 per diluted share, compared to previously-reported net income of $675,000, or $0.14 per diluted share.

Item 2.06. Material Impairments.

On March 14, 2012, Rurban’s wholly-owned data subsidiary, Rurbanc Data Services, Inc., dba RDSI Banking Systems (“RDSI”), was notified by a nonbanking client provider of image printing and distribution services that it was ceasing operations immediately and would no longer be using RDSI’s processing services. RDSI had previously provided unique image processing services and capabilities for the nonbanking client pursuant to a contract entered into in December, 2009.

As a result of the termination of RDSI’s processing services to the client provider, Rurban will write-down certain assets used by RDSI to service this client. This write-down will result in Rurban recording a pre-tax, non-cash charge of $609,000 as of December 31, 2011. The asset write-down will be charged to Rurban’s earnings for the fourth quarter and year ended December 31, 2011. The charge, however, will have no impact on Rurban’s cash or liquidity, and a minimal (eight basis point) negative impact on Rurban’s regulatory capital ratios.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: March 20, 2012	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino Executive Vice President and Chief Financial Officer